Exhibit 10.2

Loan Agreement

Ex-Im Bank-Guaranteed

Revolving Line of Credit

from

Bank of America, N.A.

to

NATCO Group Inc.

National Tank Company

and

Total Engineering Services Team, Inc.

June 15, 2007

	8.3	Enforceable Agreement.	17
	8.4	Good Standing.	17
	8.5	No Conflicts.	17
	8.6	Financial Information.	17
	8.7	Lawsuits.	17
	8.8	Collateral.	17
	8.9	Permits, Franchises.	17
	8.10	Other Obligations.	18
	8.11	Tax Matters.	18
	8.12	No Event of Default.	18
	8.13	Insurance.	18
	8.14	Location of Borrower.	18
	8.15	Merchantable Inventory; Compliance with FLSA.	18
	8.16	Trading With the Enemy.	18
	8.17	Owner List.	18
	8.18	Economic Impact Statement.	18
	8.19	Location of Inventory.	18

9.	COVENANTS		19
	9.1	Use of Proceeds.	19
	9.2	Compliance with Borrower Agreement.	19
	9.3	Financial Information.	19
	9.4	Funded Debt to EBITDA Ratio.	20
	9.5	Fixed Charge Coverage Ratio.	20
	9.6	Other Debts.	21
	9.7	Other Liens.	21
	9.8	Maintenance of Property.	21
	9.9	Loans and Investments.	21
	9.10	Additional Negative Covenants.	21
	9.11	Notices to Bank.	22
	9.12	Insurance.	22
	9.13	Compliance with Laws.	22
	9.14	Books and Records.	22
	9.15	Audits; Field Exams.	22
	9.16	Perfection of Liens.	22
	9.17	Cooperation.	23
	9.18	Mandatory Prepayment; Early Termination.	23
	9.19	Continued Security Interest.	23
	9.20	Terms of Sale of Items.	23

10.	INTENTIONALLY OMITTED		23

11.	DEFAULT AND REMEDIES		23
	11.1	Failure to Pay.	23
	11.2	Other Bank Agreements.	24
	11.3	Cross-default.	24
	11.4	False Information.	24
	11.5	Bankruptcy.	24
	11.6	Receivers.	24
	11.7	Lien Priority.	24
	11.8	Judgments.	24
	11.9	Material Adverse Effect.	24

	11.10	Government Action.	24
	11.11	Default under Related Documents.	25
	11.12	Other Breach Under Agreement.	25
	11.13	Breach Under Borrower Agreement.	25

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS		25
	12.1	GAAP.	25
	12.2	Disposition of Schedules and Reports.	25
	12.3	Returned Merchandise.	25
	12.4	Release of Information to Ex-Im Bank.	25
	12.5	Waiver of Confidentiality.	25
	12.6	Indemnification.	26
	12.7	Texas Law.	26
	12.8	Consent to Jurisdiction.	26
	12.9	Waiver of Jury Trial.	27
	12.10	Successors and Assigns.	27
	12.11	Severability; Waivers.	27
	12.12	Attorneys’ Fees.	27
	12.13	Joint and Several Liability.	28
	12.14	One Agreement.	29
	12.15	Notices.	29
	12.16	Headings.	29
	12.17	Counterparts.	29
	12.18	Commitment Expiration.	29
	12.19	USA Patriot Act Notice.	29
	12.20	Notice of Final Agreement.	30

EXHIBITS:

Exhibit A – Economic Impact Certification

Exhibit B – Terms of Sale

Exhibit C – Permitted Liens

Exhibit D – Letter of Credit Fees

Exhibit E – Owner List

Exhibit F – Location of Inventory

Exhibit G – Compliance Certificate

Exhibit H – Export Related Borrowing Base Certificate

LOAN AGREEMENT

(Ex-Im Bank-Guaranteed Revolving Line of Credit)

This Agreement dated as of June 15, 2007, is between Bank of America, N.A. (the “Bank”) and NATCO Group Inc. (“NATCO”), National Tank Company (“National Tank”) and Total Engineering Services Team, Inc. (“TEST”) as co-borrowers. NATCO, National Tank and TEST are referred to herein collectively as the “Borrower.”

1.	DEFINITIONS

1.1	Defined Terms.

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

“Accounts Receivable” means all of the Borrower’s now owned or hereafter acquired (a) “accounts” (as such term is defined in the UCC), other receivables, book debts and other forms of obligations, whether arising out of goods sold or services rendered or from any other transaction; (b) rights in, to and under all purchase orders or receipts for goods or services; (c) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) moneys due or to become due to such Borrower under all purchase orders and contracts (which includes Export Orders) for the sale of goods or the performance of services or both by the Borrower (whether or not yet earned by performance on the part of the Borrower), including the proceeds of the foregoing; (e) any notes, drafts, letters of credit, insurance proceeds or other instruments, documents and writings evidencing or supporting the foregoing; and (f) all collateral security and guarantees of any kind given by any other Person with respect to any of the foregoing.

“Accounts Receivable Aging Report” means a report detailing all Export-Related Accounts Receivable, and the applicable terms for the relevant time period.

“Borrower Agreement” means that certain Borrower Agreement entered into by the Borrower in favor of the Bank and Ex-Im Bank with reference to this credit transaction under the Export-Import Bank of the United States Working Capital Guarantee Program as modified by any waiver or side letters from Ex-Im Bank to the Bank that are applicable to this Ex-Im Bank-guaranteed revolving line of credit.

“Buyer” means a Person that has entered into one or more Export Orders with the Borrower or who is an obligor on Export-Related Accounts Receivable.

“Capital Good” means a capital good (e.g., manufacturing equipment, licensing agreements) that will establish or expand foreign production capacity of an exportable good.

“Collateral” shall have the meaning set forth in Section 5.1.

“Controlling Affiliate” means each person, company or other entity owning or otherwise controlling more than 20% of the voting share capital (or equivalent right of ownership) of the Borrower, or having the power to direct the Borrower’s policies or management whether by contract or otherwise.

“Disbursement” means, collectively, (a) an advance of a working capital loan from the Bank to the Borrower under the Ex-Im Line, and (b) an advance to fund a drawing under a Standby Letter of Credit issued or caused to be issued by the Bank for the account of the Borrower under the Ex-Im Line.

“Dollars” or “$” means the lawful currency of the United States.

“Economic Impact Certification” means a certificate in the form of Exhibit A attached hereto.

“Eligible Person” means a sole proprietorship, partnership, limited liability partnership, corporation or limited liability company which (a) is domiciled, organized or formed, as the case may be, in the United States, whether or not such entity is owned by a foreign national or foreign entity; (b) is in good standing in the state of its formation or otherwise authorized to conduct business in the United States; (c) is not currently suspended or debarred from doing business with the United States government or any instrumentality, division, agency or department thereof; (d) exports or plans to export Items; (e) operates and has operated as a going concern for at least one year; (f) has a positive tangible net worth determined in accordance with GAAP; and (g) has revenue generating operations relating to its core business activities for at least one year.

“Eligible Export-Related Accounts Receivable” means Export-Related Accounts Receivable which are deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Export-Related Accounts Receivable include any Account Receivable:

(a) that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

(b) that is not subject to a valid, perfected first priority Lien in favor of the Bank;

(c) as to which any covenant, representation or warranty contained in this Agreement with respect to such Account Receivable has been breached;

(d) that is not owned by the Borrower or is subject to any right, claim or interest of another Person other than the Lien in favor of the Bank or Permitted Liens;

(e) with respect to which an invoice has not been sent;

(f) that arises from the sale of defense articles or defense services;

(g) that arises from the sale of Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank’s prior written consent;

(h) that is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(i) that does not comply with the requirements of the Country Limitation Schedule;

(j) that is due and payable more than one hundred eighty (180) days from the date of the invoice;

(k) that is not paid within sixty (60) calendar days from its original due date, unless it is insured through Ex-Im Bank export credit insurance for comprehensive commercial and political risk, or through Ex-Im Bank approved private insurers for comparable coverage, in which case it is not paid within ninety (90) calendar days from its due date;

(l) of a Buyer for whom fifty percent (50%) or more of the Export-Related Accounts Receivable of such Buyer do not satisfy the requirements of subclauses (j) and (k) above, unless otherwise approved by Ex-Im Bank in writing;

(m) that arises from a sale of goods to or performance of services for an employee of Borrower, a stockholder of NATCO holding 10% or more of the outstanding and issued common stock of NATCO, a subsidiary of the Borrower, a Person with a controlling interest in the Borrower or a Person which shares common controlling ownership with the Borrower;

(n) that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped;

(o) that the Bank or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;

(p) that is due and payable in a currency other than Dollars, except as may be approved in writing by Ex-Im Bank;

(q) that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank;

(r) that does not comply with the terms of sale set forth on Exhibit B hereof;

(s) that is due and payable from a Buyer who (i) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) takes any action for the purpose of effecting any of the foregoing;

(t) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(u) for which the Items giving rise to such Accounts Receivable have not been shipped (except for Items subject to Milestone Billing) to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable otherwise do not represent a final sale;

(v) that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of the Borrower or the Export-Related Account Receivable is contingent in any respect or for any reason, unless otherwise approved by Ex-Im Bank in writing;

(w) for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(x) for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;

(y) that is included as an eligible receivable under any other credit facility to which the Borrower is a party;

(z) any of the Items giving rise to such Accounts Receivable are Capital Goods, unless the transaction is in accordance with Section 2.14 of the Borrower Agreement;

(aa) that is due and payable from a Buyer that is, or is located in, the United States; provided however, that this subsection (aa) shall not preclude an Export-Related Accounts Receivable arising from the sale of Items to foreign contractors or subcontractors providing services to a United States Embassy or the United States Military located overseas from being deemed an Eligible Export-Related Accounts Receivable; or

(bb) that arises from the sale of Items that do not meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement.

“Eligible Export-Related Inventory” shall mean Export-Related Inventory which is deemed to be eligible pursuant to the Loan Documents, but in no event shall Eligible Export-Related Inventory include any Inventory:

(a) that is not subject to a valid, perfected first priority Lien in favor of the Bank;

(b) that is located at an address that has not been disclosed to the Bank in writing;

(c) that is placed by the Borrower on consignment or held by the Borrower on consignment from another Person;

(d) that is in the possession of a processor or bailee, or located on premises leased or subleased to the Borrower and listed on Exhibit F, unless such processor or bailee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Bank shall require, if any, to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and Bank’s right to gain access thereto;

(e) that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C.§215 or any successor statute or section;

(f) as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has been breached and such breach has not been cured within any applicable time period provided in the Loan Documents;

(g) that is not located in the United States unless expressly permitted by the Bank, on terms acceptable to the Bank;

(h) that is an Item or is to be incorporated into Items that do not meet U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement;

(i) that is demonstration Inventory;

(j) that consists of proprietary software (i.e. software designed solely for the Borrower’s internal use and not intended for resale);

(k) that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

(l) that has been previously exported from the United States;

(m) that constitutes, or will be incorporated into Items that constitute, defense articles or defense services;

(n) that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank’s prior written consent;

(o) that is an Item or is to be incorporated into Items destined for shipment to a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(p) that is an Item or is to be incorporated into Items destined for shipment to a Buyer located in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Items are to be sold to such country on terms of a letter of credit confirmed by a bank acceptable to Ex-Im Bank;

(q) that constitutes, or is to be incorporated into, Items whose sale would result in an Accounts Receivable which would not be an Eligible Export-Related Accounts Receivable;

(r) that is included as eligible inventory under any other credit facility to which Borrower is a party; or

(s) that is, or is to be incorporated into, an Item that is a Capital Good, unless the transaction is in accordance with Section 2.14 of the Borrower Agreement.

“Ex-Im Bank” means the Export-Import Bank of the United States.

“Ex-Im Bank Guarantee” means the Guarantee issued by Ex-Im Bank in favor of the Bank under Ex-Im Bank’s United States Working Capital Guarantee Program.

“Ex-Im Line” shall have the meaning set forth in Section 2.1(a).

“Ex-Im Line Commitment” shall have the meaning set forth in Section 2.1(b).

“Ex-Im Line Expiration Date” shall have the meaning set forth in Section 2.2.

“Export Order” means a documented purchase order or contract evidencing a Buyer’s agreement to purchase the Items from Borrower for export from the United States, which documentation shall include written information that is necessary to confirm such purchase order or contract, including identification of the Items, the name of the Buyer, the country of destination, terms of sale, contact information for the Buyer and the total amount of the purchase order or contract.

“Export-Related Accounts Receivable” means those Accounts Receivable arising from the sale of Items which are due and payable to Borrower in the United States.

“Export-Related Accounts Receivable Value” means at the date of determination thereof, the aggregate face amount of Eligible Export-Related Accounts Receivable less taxes, discounts, credits, allowances and Retainages, except to the extent otherwise permitted in writing by the Bank.

“Export-Related Borrowing Base” means at the date of determination thereof, the sum of (a) 75% of the Export-Related Inventory Value, plus (b) 90% of the Export-Related Accounts Receivable Value, plus (c) 100% of the cash collateral pledge to the Bank in connection with the issuance of Warranty Letters of Credit. The Export-Related Borrowing Base is also subject to certain specific reserves and limitations set forth in Section 2.1 of this Agreement.

“Export-Related General Intangibles” means the Pro Rata Percentage of General Intangibles determined as of the earlier of: (i) the date such General Intangibles are liquidated and (ii) the date Borrower fails to pay when due any outstanding amount of principal or accrued interest payable under the Loan Documents that becomes the basis for a payment default on which a claim is filed by the Bank with Ex-Im Bank with respect to the Ex-Im Bank Guarantee.

“Export-Related Inventory” means the Inventory of the Borrower located in the United States that has been purchased, manufactured or otherwise acquired by Borrower for sale or resale as Items, or to be incorporated into Items to be sold or resold pursuant to Export Orders.

“Export-Related Inventory Value” means, at the date of determination thereof, the lowest of (i) the cost of Eligible Exported-Related Inventory as determined in accordance with GAAP, or (ii) the market value of Eligible Export-Related Inventory as determined in accordance with GAAP or (iii) the lower of the appraised market value or orderly liquidation value of the Eligible Export-Related Inventory, if the Bank has other loans and financial accommodations to a Borrower for which it conducts (or contracts for the performance of) such an appraised or orderly liquidation value.

“Final Disbursement Date” means June 15, 2010, or, if such date is not a Business Day, the next succeeding banking day; provided, however, with respect to Standby Letter of Credit Obligations outstanding on the Final Disbursement Date, the Final Disbursement Date with respect to an advance to fund a drawing under such Standby Letter of Credit shall be the date of the advance, which in no event shall be later than the expiry date of such Standby Letter of Credit.

“GAAP” means the generally accepted accounting principles issued in the United States, as in effect from time to time.

“General Intangibles” means all intellectual property and other “general intangibles” (as such term is defined in the UCC).

“Intercreditor Agreement” means an agreement between the Bank and the lenders under the Syndicated Facility establishing the rights of the Bank and such lenders in accordance with the Loan Documents and the Syndicated Facility.

“ISP” shall mean the International Standby Practices-ISP98, International Chamber of Commerce Publication No. 590 and any amendments and revisions thereof.

“Issuing Bank” means the bank that issues a Letter of Credit, which bank is the Bank itself or a bank that the Bank has caused to issue a Letter of Credit by way of a guarantee or reimbursement obligation.

“Items” means those support activities for oil and gas operations and oil and gas field machinery and equipment manufacturing, which are intended for export from the United States, meet the U.S. Content requirements in accordance with Section 2.01(b)(ii) of the Borrower Agreement and for which the Borrower has duly executed and delivered to the Bank an Economic Impact Certification.

“Letter of Credit” shall mean a Standby Letter of Credit.

“Letter of Credit Obligations” means all undrawn amounts of outstanding obligations incurred by the Bank, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee by the Bank or Issuing Bank of Letters of Credit.

“LIBOR Banking Day” shall have the meaning set forth in Section 3.2(a).

“LIBOR Rate” shall have the meaning set forth in Section 3.2(c).

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction) by which property is encumbered or otherwise charged.

“Loan Documents” means this Agreement, each promissory note (if any) executed in connection herewith, the Security Agreement, the Borrower Agreement, the Ex-Im Bank Guarantee, and all other documents or instruments executed and delivered by the parties hereto or thereto, as the case may be.

“Material Adverse Effect” means any material adverse effect on (a) the consolidated financial condition, business, properties, assets or operations of any, some or all of the Borrowers, (b) the ability of any, some or all of the Borrowers to perform its obligations under this Agreement or any other Loan Document to which it is a party on a timely basis, or (c) the Collateral (including the priority of the Bank’s Lien thereon).

“Maximum Amount” means the amount of Ten Million Dollars ($10,000,000.00).

“Maximum Rate” shall have the meaning set forth in Section 2.4(a).

“Milestone Billing” means Accounts Receivable for progress payments that are under contracts entered into in the Borrower’s ordinary course of business and that require the Buyer to make progress payments before completion and/or shipment of the Items thereunder.

“Permitted Liens” each of the following: (a) Liens for taxes, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor; (b) Liens in effect on the date of this Agreement and disclosed to the Bank in annual audited financial statements delivered on or prior to the date of this Agreement or in a schedule hereto; (c) normal reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and encumbrances which do not secure indebtedness and which do not materially impair the value or utility of the applicable property; (d) Liens incurred or deposits made in the ordinary course of business (1) in connection with workmen’s compensation, unemployment insurance, social security and other like laws, or (2) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (2), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property; (e) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (f) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, artisans’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (g) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, and restrictions on the use of property, and which do not in any case singly or in the aggregate materially impair the present value or utility of the applicable property; (h) Liens securing purchase money indebtedness and covering the property so purchased; (i) capital leases and sale/leaseback transactions permitted under this Agreement; (j) Liens securing indebtedness under the Syndicated Facility; (k) extensions, renewals and replacements of Liens referred to in clauses (a) through (j) of this definition; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the indebtedness secured by the Lien extended, renewed or replaced; and (l) such other Liens set forth on Exhibit C attached hereto.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Pro Rata Percentage” shall mean, with respect to the Ex-Im Line, as of the date of determination thereof, the principal balance of Disbursements and Letter of Credit Obligations outstanding as a percentage of the combined principal balance of (a) all loans from the Bank to the Borrower under the Ex-Im Line (including the then outstanding principal balance of Disbursements and Letter of Credit Obligations plus unfunded amounts under outstanding Letters of Credit) and (b) all loans from the lenders under the Syndicated Facility to the borrowers thereunder.

“Security Agreement” means that certain Security Agreement entered into by the Borrower in favor of the Bank and Ex-Im Bank securing the Bank’s Lien in the Collateral.

“Standby Letter of Credit” means those letters of credit subject to the ISP or UCP issued or caused to be issued by Lender for the Borrower’s account that can be drawn upon by a Buyer only if Borrower fails to perform all of its obligations with respect to an Export Order.

“Syndicated Facility” means that certain revolving credit facility established by that certain Loan Agreement dated July 12, 2006, among NATCO Group Inc., as U.S. Borrower, NATCO Canada Ltd., as Canadian Borrower, Axsia Group Limited, as U.K. Borrower, Wells Fargo, N.A., as U.S. Agent, HSBC Bank Canada, as Canadian Agent, HSBC Bank PLC, as U.K. Agent, the Bank, as Syndications Agent, and other lenders a party thereto.

“UCC” means the Uniform Commercial Code, as the same may be in effect from time to time in the relevant United States jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments and revisions thereof.

“U.S. Content” means with respect to any Item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

“Warranty Letter of Credit” means a Standby Letter of Credit which is issued or cased to be issued by the Bank to support the obligations of Borrower with respect to a Warranty or a Standby Letter of Credit which by its terms becomes a Warranty Letter of Credit.

1.2	Terms Defined in the Borrower Agreement.

Capitalized terms not otherwise defined herein shall have the meanings given to them in the Borrower Agreement.

2.	EX-IM BANK-GUARANTEED REVOLVING LINE OF CREDIT AMOUNT AND TERMS

2.1	Line of Credit Amount.

(a) During the availability period described below, the Bank will provide an Ex-Im Bank-Guaranteed revolving line of credit to the Borrower (“Ex-Im Line”). The Ex-Im Line is a revolving line of credit providing for cash advances and Standby and Warranty Letters of Credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(b) The amount of the Ex-Im Line (the “Ex-Im Line Commitment”) is equal to the lesser of (i) the Maximum Amount or (ii) the Export-Related Borrowing Base.

(c) In addition to the limitation set forth in Section 2.1(b), the following limitations will also apply to the Ex-Im Line:

(i) The Export-Related Inventory Value included in the Export-Related Borrowing Base shall never exceed 60% of the sum of the total outstanding amount of Disbursements and Letters of Credit Obligations.

(ii) The aggregate amount of outstanding Disbursements under the Ex-Im Line plus the aggregate amount of Letter of Credit Obligations may not exceed at any one time the Maximum Amount.

(iii) The aggregate amount of outstanding Disbursements under the Ex-Im Line plus 25% of the aggregate amount of Letter of Credit Obligations may not exceed at any one time the Export-Related Borrowing Base.

(iv) 25% of the aggregate amount of Letter of Credit Obligations for Warranty Letters of Credit may not exceed the amount of cash collateral pledged to the Bank to secure such Warranty Letters of Credit.

(v) Any reserve for Warranty Letters of Credit established by the Bank from the Export-Related Borrowing Base plus the cash collateral pledged to the Bank to secure Warranty Letters of Credit may not be less than 100% of the aggregate amount of Letter of Credit Obligations for Warranty Letters of Credit.

2.2	Availability Period.

The Ex-Im Line is available between the date of this Agreement and the Final Disbursement Date, or such earlier date as the availability may terminate as provided in this Agreement (the “Ex-Im Line Expiration Date”); provided, however, in the event that the Final Disbursement Date is extended with respect to a Letter of Credit outstanding as of the Final Disbursement Date (as provided in the definition of “Final Disbursement Date” above), the Ex-Im Line Expiration Date with respect to such Letter of Credit may be extended by written notice from the Bank until on or before the first banking day after such extended Final Disbursement Date.

2.3	Repayment Terms.

(a) The Borrower will pay interest, if any is due on such day, on the last day of each month beginning June 2007, until payment in full of any principal outstanding under the Ex-Im Line.

(b) The Borrower agrees not to permit the principal balance outstanding to exceed the Ex-Im Line Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

(c) The Borrower will repay in full any principal, interest or other charges outstanding under the Ex-Im Line no later than the Ex-Im Line Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Ex-Im Line Expiration Date.

(d) The Borrower may prepay the loan in full or in part at any time.

(e) If at any time and for any reason:

(i) the Export-Related Borrowing Base is less than the aggregate outstanding amount of Disbursements, the Borrower shall, upon the Bank’s election and demand, (i) furnish additional Collateral to the Bank of a type and in an amount satisfactory to the Bank and Ex-Im Bank or (ii) pay to the Bank an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Export-Related Borrowing Base; and

(ii) the inventory reliance limitation set forth in Section 2.1(c)(i) is exceeded, the Borrower shall, upon the Bank’s election and demand, (i) furnish additional non-Inventory Collateral to the Bank of a type and in an amount satisfactory to the Bank and Ex-Im Bank, (ii) pay to the Bank a portion of the Disbursements or (iii) reduce the undrawn amount of outstanding Standby Letters of Credit, in order to satisfy such inventory reliance limitation.

(f) Except for payments otherwise designated under Section 2.3(a) or 2.3(b), payments received under this Section 2.3 may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine. Payments to be applied to outstanding Letters of Credit and drafts accepted under Letters of Credit may, at the Bank’s option, be used to prepay, or held as cash collateral to secure, the Borrower’s obligations to the Bank with respect thereto.

2.4	Interest Rate.

(a) The interest rate is a rate per year equal to the lesser of (i) the Bank’s Prime Rate minus 0.50 percentage point(s), or (ii) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”).

(b) The Bank’s Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Bank’s Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Bank’s Prime Rate. Any change in the Bank’s Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

2.5	Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Ex-Im Line during interest periods agreed to by the Bank and the Borrower. In no event shall the optional interest rate exceed the Maximum Rate. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available:

(a) The LIBOR Rate plus 1.35 percentage point(s).

2.6	Letters of Credit.

(a) During the availability period, at the request of the Borrower, the Bank will issue:

(i) Standby Letters of Credit with a maximum maturity not to extend more than 365 days beyond the date of issuance of each such Standby Letter of Credit, or such other maturity as mutually agreed upon by the parties and, if required, approved by Ex-Im Bank.

(ii) Warranty Letters of Credit, which shall have a maximum maturity not to extend more than 365 days beyond the date of issuance of each such Warranty Letter of Credit or such other maturity as mutually agreed upon by the parties and, if required, approved by Ex-Im Bank.

(b) Notwithstanding anything to the contrary in this Section 2.6, any Letter of Credit issued within the final 60 days of the Ex-Im Line Expiration Date shall expire no later than the Ex-Im Line Expiration Date unless otherwise agreed by the Bank and Ex-Im Bank.

(c) The aggregate amount of Letter of Credit Obligations supporting, and Disbursements to fund drawings under, Warranty Letters of Credit outstanding at any one time may not exceed the lesser of (i) 20% of the Maximum Amount or (ii) $500,000.

(d) In calculating the principal amount outstanding under the Ex-Im Line Commitment, the calculation shall include the amount of any Letters of Credit outstanding, including amounts drawn on any Letters of Credit and not yet reimbursed.

(e) The Borrower agrees:

(i) Any sum drawn under a Letter of Credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) If there is a default under this Agreement to immediately prepay and make the Bank whole for any outstanding Letters of Credit, or at the Bank’s option and in such case upon written request by the Bank, provide cash collateral equal to the face amount of any outstanding Letters of Credit.

(iii) The issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank.

(iv) To sign the Bank’s form Application and Agreement for Standby Letter of Credit.

(v) To pay the Bank (a) any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing Letters of Credit for the Borrower payable quarterly in arrears as set forth on Exhibit D and (b) a non-refundable fee equal to the greater of $350.00 or .875% per annum of the outstanding undrawn amount of each Standby Letter of Credit, payable quarterly in arrears and upon expiration or termination of the applicable Standby Letter of Credit, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased to 1.5% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

3.	OPTIONAL INTEREST RATES

3.1	Optional Rates.

The optional interest rate is a rate per annum. Interest will be paid on the dates set forth in Section 2.3(a). No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of the optional interest rate for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in Section 2.4 above, unless the Borrower has designated the optional interest rate for the Portion.

3.2	LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c) The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i) “London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for

Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 2:00 p.m. Central time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

4.	FEES AND EXPENSES

4.1	Fees.

(a) Ex-Im Bank Fee. The Borrower agrees to pay the Bank (i) an annual fee equal to .75% of the Maximum Amount and (ii) the Ex-Im Bank application fee in the amount of $100.00. The first annual fee and the application fee is due on or before the date of this Agreement and thereafter the annual fee shall be due on each anniversary of this Agreement during its term.

(b) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment of the terms of this Agreement in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

4.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, and documentation fees.

4.3	Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require, provided, however, that as long as the Borrower provides the Bank with the financial statements required by Section 9.3(a), the Borrower shall not be required to reimburse the Bank for more than one such examination during a calendar year. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers as permitted by Ex-Im Bank.

4.4	No Excess Fees.

Notwithstanding anything to the contrary in this Article 4, in no event shall any sum payable under this Article 4 (to the extent, if any, constituting interest under applicable laws), together with all other amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the amount of interest computed at the Maximum Rate.

5.	COLLATERAL

The property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under the Ex-Im Line, or if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. “Collateral” means:

(a) Export-Related Inventory owned by the Borrower.

(b) Export-Related Accounts Receivables owned by the Borrower.

(c) Export-Related General Intangibles owned by the Borrower.

6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1	Disbursements and Payments.

(a) Each payment by the Borrower will be made in Dollars and immediately available funds by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.2	Requests for Credit; Equal Access by all Borrowers.

Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

6.3	Telephone and Telefax Authorization.

a) The Bank may honor telephone or telefax instructions or email instructions containing an electronic signature for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower’s account with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

6.4	Pre-Billing.

(a) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Borrower shall make payment to the Bank for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

6.5	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state of Texas, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Principal amounts which are not paid when due under this Agreement shall continue to bear interest until paid.

6.7	Default Rate.

Upon the occurrence of any default and after any applicable cure period, or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is the lesser of (i) the Maximum Rate or (ii) 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.8	Taxes.

(a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

(b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

6.9	Payments in Kind.

After an event of default under the Ex-Im Line, if the Bank requires delivery in kind of the proceeds of collection of the Borrower’s accounts receivable, such proceeds shall be credited (a) first, to interest then due and payable, (b) second, to any outstanding principal at such time, (c) third, to other sums owed to the Bank under this Agreement at such time and (d) fourth to the Borrower. All such credits will be conditioned upon collection and any returned items may, at the Bank’s option, be charged to the Borrower.

7.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1	Authorizations.

If the Borrower is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2	Governing Documents.

A copy of the Borrower’s organizational documents.

7.3	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

7.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

7.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation the Ex-Im Bank Guarantee fee, the Ex-Im Bank Application fee as required by the paragraph entitled “Fees” and payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

7.6	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

7.7	Legal Opinion.

A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

7.8	Intercreditor Agreement.

An executed Intercreditor Agreement.

7.9	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

7.10	Other Required Documentation.

The Ex-Im Guarantee, signed by Ex-Im Bank. All of the following documents signed by the Borrower: Security Agreement Questionnaire, Ex-Im Bank Application, Borrower Agreement, and Economic Impact Certification. Any other items required by Ex-Im Bank in connection with the Ex-Im Bank Guarantee or which the Bank may reasonably require.

7.11	Conditions to Extensions of Credit under Ex-Im Line.

Before the first extension of credit under the Ex-Im Line, and thereafter on a monthly basis:

(a) A summary of the Export Orders being financed with the extension of credit, and, if requested by the Bank, copies of such Export Orders; provided, however, that each fiscal quarter of the Borrower the Bank will require a sampling of not less than 10% of the Dollar volume and/or number of invoices supporting Credit Accommodations made during the past quarter, which sampling shall be selected by the Bank in its sole discretion.

(b) If requested by the Bank, an Export-Related Borrowing Base Certificate.

(c) Such other documents, instruments and things as may be necessary or desirable in the discretion of the Bank to perfect its security interest in the Collateral and to protect its rights with respect to the Collateral.

8.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1	Formation, Etc.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized. The Borrower is an Eligible Person.

8.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized under, and do not conflict with, any of its organizational papers.

8.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar law and general principles of equity.

8.4	Good Standing.

In each state in which the Borrower does business and where required, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except to the extent not reasonably expected to have a Material Adverse Effect.

8.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound, except to the extent not reasonably expected to have a Material Adverse Effect.

8.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is, or will be when supplied, sufficiently complete as of the date thereof to give the Bank accurate knowledge in all material respects of the Borrower’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations or properties of the Borrower. Any account receivable and inventory balances set forth on any borrowing base certificate delivered to the Bank has been or shall have been, as applicable, reconciled by the Borrower with its general ledger, account receivables aging report and inventory report.

8.7	Lawsuits.

There is no material lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would be reasonably expected to impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8	Collateral.

All Collateral is owned by the grantor of the security interest free of any liens or interests of others, except for Permitted Liens.

8.9	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except to the extent not reasonably expected to have a Material Adverse Effect.

8.10	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank or except to the extent not reasonably expected to have a Material Adverse Effect.

8.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in Article 9 of this Agreement.

8.14	Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

8.15	Merchantable Inventory; Compliance with FLSA.

All inventory which is included in the Export-Related Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

8.16	Trading With the Enemy.

Neither the execution of this Agreement nor the use of proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945.

8.17	Owner List.

Exhibit E attached hereto is a true, correct and complete shareholder list indicating (a) each owner that owns 5% or more of NATCO and (b) each owner of the other Borrowers and their respective ownership interests.

8.18	Economic Impact Statement.

Each Economic Impact Certification executed and delivered to the Bank by the Borrower is and true, complete and correct in all material respects.

8.19	Location of Inventory.

All Export-Related Inventory shall be located at one or more of the addresses set forth on Exhibit F attached hereto, and such other addresses as the Borrower may disclose from time to time by prior written notice to the Bank.

9.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1	Use of Proceeds.

To use the proceeds of the Ex-Im Line only for the purposes permitted under Section 2.01 of the Borrower Agreement and not in violation of the Acts referred to in Section 8.16 hereof.

9.2	Compliance with Borrower Agreement.

With respect to the Ex-Im Line, to comply with each of the terms, covenants and provisions of the Borrower Agreement. In the event of any conflict between any provision of this Agreement and a comparable provision in the Borrower Agreement, the Borrower shall comply with whichever provision is more restrictive or imposes a greater burden or obligation on the Borrower.

9.3	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time: The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver information and statements (other than financial statements and tax returns required by subsection (a), (b) or (c)) to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable covenants in this Agreement.

(a) Within 120 days of the fiscal year end, the annual consolidated financial statements of NATCO, certified and dated by an authorized financial officer. These financial statements must be audited by an independent registered public accounting firm as determined under the rules of the Public Company Accounting Oversight Board.

(b) Within 45 days of the end of each of the first three fiscal quarters, quarterly consolidated financial statements of NATCO, certified and dated by an authorized financial officer. These financial statements must be reviewed by an independent registered public accounting firm as determined under the rules of the Public Company Accounting Oversight Board.

(c) Copies of the consolidated federal income tax return of NATCO, within 30 days of filing and, if requested by the Bank, copies of any extensions of the filing date.

(d) Within 45 days of the end of each quarter, a compliance certificate of the Borrower in a form attached as Exhibit G, signed by an authorized financial officer.

(e) An Export-Related Borrowing Base Certificate in the form of Exhibit H attached hereto setting forth the Export-Related Borrowing Base as of the last day of each month, within thirty (30) days after the end of each month, with accompanying summaries of Export Orders, or, if requested by the Bank from time to time, copies of the Export Orders, relating to the Export-Related Accounts Receivable and Export-Related Inventory, to the extent included in the Export-Related Borrowing Base. Any account receivable and inventory balances that support the Export-Related Borrowing Base Certificate shall be reconciled with the Borrower’s general ledger, Accounts Receivable Aging Report and inventory schedule.

(f) An Accounts Receivable Aging Report aged from the invoice due date detailing the terms of the amounts due from each Buyer as of the last day of each month, within thirty (30) days after the end of each month.

(g) A summary aging by vendor of export-related accounts payable within thirty (30) days after the end of each month.

(h) An inventory listing within thirty (30) days after the end of each month by project showing cost in excess of billing.

(i) If requested by the Bank , a listing of the names and location of all debtors obligated upon the Borrower’s Export-Related Accounts Receivable within thirty (30) days after the end of each quarter unless such information is included in Accounts Receivable Aging Report.

(j) If requested by the Bank, copies of all letters of credit issued in support of the Borrower’s Export-Related Accounts Receivable.

(k) Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower, or other data concerning the Collateral, as the Bank may reasonably request.

9.4	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 3.50:1.00.

“Funded Debt” means, without duplication, the sum of all indebtedness of NATCO and its subsidiaries on a consolidated basis for borrowed money including but not limited to (i) senior bank debt, senior notes and subordinated debt; (ii) financial bank guarantees and financial letters of credit; (iii) capital leases; (iv) contingent obligations for borrowed money indebtedness; (v) bank overdrafts and (vi) to the extent treated as “indebtedness” under GAAP, interest rate risk indebtedness.

“EBITDA” means, for any period, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a consolidated for NATCO and its subsidiaries: (a) net income or deficit during such period, plus (b) to the extent deducted in determining net income: (i) income tax expense, (ii) interest expense, (iii) amortization, (iv) depreciation, (v) other non-cash and non-recurring items during such period, and (vi) non-cash retiree medical expenses. This calculation will be subject to pro forma adjustments for acquisitions and divestitures as if such acquisitions or divestitures occurred at the beginning of the applicable period. Adjustments allowed pursuant to Article 11, Regulation S-X of the Exchange Act of 1934 will also be included in the calculation of EBITDA.

This ratio will be calculated at the end of each quarter for which the Bank requires financial statements, using the results of the twelve-month period ending on such quarter.

9.5	Fixed Charge Coverage Ratio.

To maintain, with respect to NATCO on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.0:1.0.

“Fixed Charge Coverage Ratio” means, as of any day, the ratio of (a) EBITDA for the 12 months ending on such day less the current portion of federal, state and provincial cash income tax expense recognized during such 12-month period to (b) the sum of (1) the principal component of debt service for such 12-month period plus cash interest expense for such 12-month period paid by NATCO and its subsidiaries plus (3) Permitted Dividends (as defined in the Syndicated Facility) by NATCO or any subsidiary of NATCO plus (4) actual maintenance capital expenditures paid by NATCO and its subsidiaries for such 12-month period.

This ratio will be calculated at the end of each quarter for which the Bank requires financial statements, using the results of the twelve-month period ending on such quarter.

9.6	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in the Borrower’s most recent financial statement, including any renewals or modifications thereof.

(e) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f) Indebtedness permitted by Section 8.1 (or comparable sections) of the Syndicated Facility.

9.7	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Liens and security interests in favor of the Bank.

(b) Permitted Liens.

(c) Liens permitted by Section 8.2 (or comparable section) of the Syndicated Facility.

9.8	Maintenance of Property.

To cause all material properties of the Borrower to be maintained, preserved, protected and kept in reasonably good repair, working order and condition so that the business carried on in connection therewith may be conducted properly and efficiently.

9.9	Loans and Investments.

The Borrowers will not, and will not permit any of its subsidiaries to, directly or indirectly, make or have outstanding any loans, advances or other extensions of credit; or make or permit to remain outstanding any capital contributions to, or purchase or own any stocks, bonds, notes, debentures or other securities of, any person other than as permitted by Section 8.8 (or comparable section) of the Syndicated Facility. This Section 9.9 shall not be construed to prohibit advances made to employees, officers and directors in the usual, customary and ordinary course of business.

9.10	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a) With respect to NATCO, enter into any consolidation or merger in which NATCO is not the surviving party.

(b) Engage in any business activities substantially different from the Borrower’s present business.

(c) Liquidate or dissolve the Borrower’s business; provided that National Tank and TEST may liquidate or dissolve if (i) NATCO determines such action to be in the best interest of NATCO and its subsidiaries; (ii) all the liquidating dividends are paid to NATCO; and (iii) NATCO gives the Bank written notice of such action at least ten (10) prior to taking such action.

9.11	Notices to Bank.

To promptly notify the Bank in writing of:

(a) Any lawsuit alleging amount in controversy over $50,000,000 against the Borrower.

(b) Any material dispute between any governmental authority and the Borrower.

(c) Any event of default under the Loan Documents, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or ability to repay the credit.

9.12	Insurance.

To maintain insurance on the Borrower’s property with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the Borrower operates, and furnish the Bank satisfactory evidence thereof promptly upon request. The Borrower shall provide the Bank with a certificate showing coverage provided under the policies of insurance and such policies shall be endorsed to the effect that they will not be canceled for nonpayment of premium, reduced or affected in any material manner without thirty (30) days prior written notice to the Bank.

9.13	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business except where failure to comply would not reasonably be expected to have a Material Adverse Effect. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.14	Books and Records.

To maintain adequate books and records.

9.15	Audits; Field Exams.

Upon reasonable notice, to allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records. The Borrower shall pay for the cost of semi-annual field exams and for any audits or exams after an event of default has occurred hereunder. Notwithstanding the foregoing, the Bank shall not conduct more than two such field exams per calendar year and shall substitute the annual audited consolidated financial statements of the Borrower for one such field exam.

9.16	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens under this Agreement, and reimburse it for reasonable costs it incurs to protect its security interests and liens.

9.17	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.18	Mandatory Prepayment; Early Termination.

(a) To immediately repay the entire principal balance of the Ex-Im Line, together with interest, any fees (including any prepayment fees) and any other amounts due hereunder, and not obtain any further credit hereunder, upon the occurrence of the following event (“Termination Event”): the Syndicated Facility, as now in effect or as hereafter renewed, amended or restated is terminated, for any reason; including, without limitation, termination of the Syndicated Facility at the request of the borrowers thereunder, termination of the Syndicated Facility upon prepayment by such borrowers, or termination as otherwise provided under the Syndicated Facility.

(b) To repay within 120 days the entire principal balance of the Ex-Im Line, together with interest, any fees (including any prepayment fees) and any other amounts due hereunder if the Bank ceases to be the syndication agent or a lender under the Syndicated Facility; provided, however, if the Bank’s ceasing to be the syndication agent or a lender under the Syndicated Facility is associated with a Termination Event, repayment shall be in accordance with Section 9.18(a) hereof.

9.19	Continued Security Interest.

The Borrower shall not change (a) its name or identity in any manner, (b) the location of its principal place of business or its jurisdiction of organization or formation, (c) the location of any Collateral other than to a location listed on Exhibit F or (d) the location of any of the books or records related to the Collateral, in each instance without giving 30 days prior written notice thereof to the Bank and taking all actions deemed necessary or appropriate by the Bank to continuously protect and perfect the Bank’s liens upon the Collateral.

9.20	Terms of Sale of Items.

The Borrower agrees that the terms of sale for Items shall be typical for the industry but in no event shall allow for payment more than 180 days following the original invoice date, and the terms of sale may include those terms set forth on Exhibit B attached hereto.

10.	INTENTIONALLY OMITTED

11.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1	Failure to Pay.

(a) The Borrower fails to make a payment of principal under this Agreement when due or fails to make a payment of interest within ten (10) days after the date when due.

(b) The Borrower fails to make a payment of any fee or other sum under this Agreement within ten (10) days after the date when due; provided, however, that with respect to Letter of Credit fees pursuant to Section 2.6(e)(v) hereof, failure to make payment of any such fee within ten (10) days after the date when due shall not constitute an event of default so long as the calculation of such fee is disputed by the Borrower in good faith.

11.2	Other Bank Agreements.

Any default occurs, and continues after any applicable cure period, under any other agreement the Borrower or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank including, but not limited to, the Syndicated Facility as now in effect or as hereafter renewed, amended or restated.

11.3	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else including, but not limited to, the Syndicated Facility as now in effect or as hereafter renewed, amended or restated, or which the Borrower has guaranteed, if such default is not cured within thirty (30) days.

11.4	False Information.

The Borrower or any Obligor has given the Bank false or misleading information or representations, except as could not reasonably be expected to have a Material Adverse Effect.

11.5	Bankruptcy.

The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

11.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

11.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for Permitted Liens or any other prior liens to which the Bank has consented in writing) on or security interest in the Collateral.

11.8	Judgments.

Any final, non-appealable judgments or arbitration awards are entered against the Borrower in an aggregate amount of $30,000,000 or more in excess of any insurance coverage which are not paid within thirty (30) days of entry of such judgment or award.

11.9	Material Adverse Effect.

A Material Adverse Effect occurs, or is reasonably likely to occur.

11.10	Government Action.

Any government authority takes action that materially adversely affects the Borrower’s financial condition or ability to repay, except as could not reasonably expected to have a Material Adverse Effect.

11.11	Default under Related Documents.

Any default occurs, and continues after any applicable cure period, under any subordination agreement, security agreement, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

11.12	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article and such default is not cured within thirty (30) days after the Bank gives written notice of such to the Borrower. This includes without limitation (i) any borrowing base requirements, (ii) line of credit amount limitations, and (iii) any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11.13	Breach Under Borrower Agreement.

The Borrower breaches or defaults under any term, condition or provision of the Borrower Agreement and such default is not cured within any applicable cure period.

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

12.2	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

12.3	Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower’s instructions.

12.4	Release of Information to Ex-Im Bank.

The Borrower authorizes the Bank to release to Ex-Im Bank such information and records as Ex-Im Bank may from time to time request concerning matters relating to this Agreement, the Ex-Im Line and any other loans or extensions of credit provided by the Bank to the Borrower.

12.5	Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

12.6	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim provided that the foregoing indemnity shall not apply to the Bank’s gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys’ fees. This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

12.7	Texas Law.

This Agreement is governed by Texas law. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by the Bank under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Code”) is relevant to the Bank for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Code; subject, however, to any right the Bank subsequently may have under applicable law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Bank ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Bank, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Bank by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

12.8	Consent to Jurisdiction.

EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN THE DISTRICT COURT OF HARRIS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF TEXAS, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY DEFENSE ASSERTING AN INCONVENIENT FORUM IN CONNECTION THEREWITH.

12.9	Waiver of Jury Trial.

THE BORROWER AND THE BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

12.10	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan and any credit facilities hereunder, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees, including without limitation Ex-Im Bank. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.11	Severability; Waivers.

(a) Should any clause, sentence, paragraph or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

(b) No failure or delay on the part of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between any Borrower or any subsidiary of such Borrower, and the Bank shall operate as a waiver of any right of the Bank. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Except as otherwise provided by this Agreement or applicable law, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

12.12	Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the preparation of this Agreement and any agreement or instrument required by this Agreement, and the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

12.13	Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h) Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; and (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i) Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

12.14	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

12.15	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

12.16	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.17	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.18	Commitment Expiration.

The Bank’s commitment to extend credit under this Agreement will expire on June 30, 2007, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

12.19	USA Patriot Act Notice.

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

12.20	Notice of Final Agreement.

THIS WRITTEN LOAN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures on next page.]

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		NATCO Group Inc.

By:	/s/ David A. Batson	By:	/s/ Bradley P. Farnsworth
	David A. Batson		Bradley P. Farnsworth
	Senior Vice President		Senior Vice President and Chief Financial Officer

National Tank Company

		By:	/s/ Bradley P. Farnsworth
Bradley P. Farnsworth
Senior Vice President and Chief Financial Officer

Total Engineering Services Team, Inc.

		By:	/s/ Bradley P. Farnsworth
Bradley P. Farnsworth
Vice President

Address where notices to the Bank are to be sent:		Address where notices to each of the Borrowers are to be sent:

Bank of America, N.A.		2950 N. Loop West,
700 Louisiana, 7th floor		7th Floor
Houston, Texas 77002-2700		Houston, Texas, 77092
Facsimile: (713) 247-7748		Telephone:
Facsimile:

Exhibit A

Economic Impact Certification

I am making this Economic Impact Certification on behalf of                      (the “Borrower”) pursuant to Section 2.14(b) of the Borrower Agreement applicable to the Borrower’s Loan Facility. All capitalized terms not otherwise defined in this Certification are as defined in the Borrower Agreement.

I hereby certify that:

☐ No Items listed in Section 4.A.(1.) of the Loan Authorization Notice applicable to the Borrower’s Loan Facility are Capital Goods.

☐ No Items being added to Section 4.A.(1.) of the Loan Authorization Notice in amending such document are Capital Goods.

☐ The Items listed below are Capital Goods. In accordance with Section 2.14(a) of the Borrower Agreement, the Borrower has either conducted its own analysis or obtained an Economic Impact Approval concluding that such Items do not require any restrictions. The Economic Impact Approval or Borrower’s analysis supporting this conclusion is attached.

☐ The Items listed below are Capital Goods. In accordance with Section 2.14(a) of the Borrower Agreement, the Borrower has either conducted its own analysis or obtained an Economic Impact Approval that identifies certain restrictions. The Borrower shall abide by the terms of such restrictions throughout the term of the Loan Facility. The Economic Impact Approval or Borrower’s analysis enumerating the restrictions is attached.

I certify that I am authorized to sign this Certification on behalf of the Borrower.

(Name of Borrower)	Date

Loan Agreement (Ex-Im Line)

Exhibit B

Terms of Sale

1.	Irrevocable letters of credit

2.	Open account uninsured

Loan Agreement (Ex-Im Line)

Exhibit C

Permitted Liens

Debtor: NATCO Group Inc.

Financing Statement #	Filing Date	Maturity Date	Secured Party	Collateral Description (or Summary)
42010249	07/16/2004	07/16/2009	Dell Financial Services, L.P.	All computer equipment and peripherals (collectively Equipment) wherever located heretofore or hereafter leased to Lessee by Lessor pursuant to that certain Master Lease Agreement #6426586, Dated June 23, 2004, and all Schedules thereto including, without limitation, all substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction with the equipment and the proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due and to become due and arising from or relating to said Equipment.
42678698	09/23/2004	09/23/2009	OCE Financial Services, Inc.	The equipment covered under equipment rental contract 679653 and/or configurator number 419521, 419522, 419523 between secured party and debtor, including the equipment described below, and all accessions, attachments, replacements, substitutions, modifications, and additions thereto, now or hereafter acquired, and all proceeds thereof (including insurance proceeds). (3) Model TDS620S serial # 0960109869, 096109860, 960109943 with all peripherals.
2007 1195832	03/30/2007	03/30/2012	Wells Fargo Bank, NA as US Agent	All Accounts, Inventory, Equipment and Stock now owned by Debtor or hereinafter acquired.

Loan Agreement (Ex-Im Line)

Debtor: National Tank Company
Financing Statement #	Filing Date	Maturity Date	Secured Party	Collateral
31630246	06/26/2003	06/26/2008	De Lage Laden Financial Services, Inc.	1 Hyster H280XL2 E007D02994D including all components, additions, upgrades, attachments, accessions, substitutions, replacements and proceeds of the foregoing.
31967648	07/09/2003	07/09/2008	Hibernia National Bank	All of the equipment now or hereafter leased under (and as defined in) an Equipment Leasing Agreement dated as of October 10, 2002, between the above-named Secured party and Lessor, as Lessor, and the above-named Debtor and Lessee, as Lessee, and all accessions, additions, replacements, substitutions and improvements thereto and therefor, and all proceeds (including insurance proceeds) thereof and therefrom, and the following described equipment, (1) YCI Supermax Model Max-6 Vertical Machining Center w/ . . . .
40589970	02/24/2004	02/24/2009	Pioneer Bank & Trust

Equipment consisting of the following: (2) new Gaffey Model WCM07-025S24-2 7.5 ton single girder overhead cranes S/N: . . .

And all attachments now on or substituted thereto and all additional attachments placed thereon or substituted thereto.

42029785	07/20/2004	07/20/2009	Industrial Piping Specialists, Inc.	All pipe, fittings, flanges, and other goods delivered by Secured Party to Debtor pursuant to the Consignment Agreement dated July 12, 2004, by and between Debtor and Secured Party and any amendments to such Consignment Agreement together with any proceeds of any such pipe, fittings, flanges and other goods.
52063627	06/28/2005	06/28/2010	Pioneer Bank & Trust

Equipment consisting of the following:

(1) Lot Jobscope hardware/software including 10 collection point datacap software and vision view software.

(2) 50 ton XLOB X 70’ x 0 span overhead cranes, S/N 110-4256 & 110-4259

And all attachments now on or substituted thereto and all additional attachments placed thereon or substituted thereto.

52063684	06/28/2005	06/28/2010	Pioneer Bank & Trust	Equipment consisting of the following: (1) used Terex TH1056 Telescopic Boom, S/N: 014002 and all attachments now on or substituted thereto and all additional attachments placed thereon or substituted thereto.

Loan Agreement (Ex-Im Line)

Financing Statement #	Filing Date	Maturity Date	Secured Party	Collateral
52421098	08/02/2005	08/02/2010	Pioneer Bank & Trust	Equipment consisting of the following: 1 lot hardware/software consisting of but not limited to (1) Dell 3.2 GH cache, Xeon, (1) Dell Poweredge 4210, Misc. cables and equipment and all attachments now on or substituted thereto and all additional attachments placed thereon or substituted thereto.
60075754	01/09/2006	01/09/2011	NMHG Financial Services, Inc.	All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.
61214600	04/11/2006	04/11/2011	CCA Financial, LLC	All personal property, wherever located and whenever acquired, identified in any lease schedule subject to the Master Lease Agreement, dated as of April 11, 2006 (no. 6102), by and between Lessor and Lessee, including but not limited to equipment and software. This is a “Precautionary Filing” that is made to provide notice of Lessor’s ownership of the above described property.
2007 1195832	03/30/2007	03/30/2012	Wells Fargo Bank, NA as US Agent	All Accounts, Inventory, Equipment and Stock now owned by Debtor or hereinafter acquired.

Debtor: Total Engineering Services Team, Inc.

Financing Statement #	Filing Date	Maturity Date	Secured Party	Collateral
09-1044364	06/07/2005	06/07/2010	Wells Fargo Financial Leasing, Inc.	Kyocera Mita Copier 1620 AGH3109959.
2007 1195832	03/30/2007	03/30/2012	Wells Fargo Bank, NA as US Agent	All Accounts, Inventory, Equipment and Stock now owned by Debtor or hereinafter acquired.

Loan Agreement (Ex-Im Line)

Exhibit D

Letter of Credit Fees

	Charge	Minimum	Per Unit
Amendment - standard	$200	$200	Amendment
Examination/payment	1/4%	$250	Draft Amount
Automatic extension processing	$200	$200	Extension
Transfer Standby LC	$500	$500	Transfer amount
Instructions to Pay Proceeds/Assignment of Proceeds	$500	$500	Item
Long cable/ Issuance (Long LC)	$75	$75	Cable/issue
All other cables	$40	$40	Cable
Mail/postage	$25	$25	Package
Domestic courier	$30	$30	Package
International courier	$55	$55	Package
Official/cashier check	$50	$50	Check
Fax fee (for incremental services over and above standard/routine processing)	$5	$5	Per page
Fed wire	$45	$45	Payment
CHIPS	$45	$45	Payment

Loan Agreement (Ex-Im Line)

Exhibit E

Owner List

Borrower	Owner	Percentage Interest
NATCO Group Inc.	N/A - Public company	N/A

National Tank Company	NATCO Group Inc.	100%

Total Engineering Services Team, Inc.	National Tank Company	100%

Loan Agreement (Ex-Im Line)

Exhibit F

Location of Inventory

NATCO Group Inc.

2950 North Loop West

Suite 700

Houston, TX 77092

National Tank Company

2950 N. Loop West, Suite 700 Houston, TX 77092	6200 E. Yellowstone Casper, WY 82609	Business Highway 287 East F1910 East Front Street Electra, TX 76360

5315 Curtis Lane New Iberia, LA 70560	26535 FM 2978 Magnolia, TX 77354	2175 Railroad Avenue Grand Junction, CO 81505

Foot of Arcy Lane 880 Building Pittsburgh, CA 94565

Total Engineering Services Team, Inc.

1036 Destrehan Avenue Harvey, LA 70059	6213 W. Sam Houston Parkway North Houston, TX 77041	718 East Highway 90 New Iberia, LA 70560

Loan Agreement (Ex-Im Line)

Exhibit G

Compliance Certificate

(Ex-Im Line Loan Agreement)

I,                         , do hereby certify to BANK OF AMERICA, N.A. (the “Bank”) that I am the duly elected, qualified and acting                          of NATCO GROUP INC., a Delaware corporation, NATIONAL TANK COMPANY, a Delaware corporation, and TOTAL ENGINEERING SERVICES TEAM, INC., a Louisiana corporation (collectively, the “Borrowers”), and do hereby further certify to the Bank as follows:

1. Each of the representations and warranties contained in Article 8 of the Ex-Im Bank-Guaranteed Revolving Line of Credit Loan Agreement dated as of June 15, 2007 (as amended or otherwise modified from time to time, the “Loan Agreement”), by and between the Borrowers and the Bank and in each other Loan Document is true and correct in all respects on and as of the date hereof as though made on and as of the date hereof;

2. No default or event of default has occurred as of the date hereof or would result from the making of any loans on the date hereof; and

3. No change that would cause a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrowers have occurred since the date of the most recent financial statements provided to the Bank dated as of [                                ].

4. The Borrowers are in compliance with the requirements of the Loan Documents.

All terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

IN WITNESS WHEREOF, I have signed by name this [                                ].

Name:
Title:

Loan Agreement (Ex-Im Line)

Exhibit H

Export-Related Borrowing Base Certificate

[See attached]

Loan Agreement (Ex-Im Line)